Exhibit 99.1
Energy Recovery Announces Appointment of Alex Buehler as Interim President and Chief Executive Officer

SAN LEANDRO, Calif. — May. 28, 2026 — Energy Recovery (Nasdaq: ERII), a global leader in energy-efficient technology enabling affordable, reliable water and reduced emissions, today announced that current Board of Directors member Alex Buehler has been named Interim President and CEO, effective immediately, until the permanent position has been filled.
For personal reasons, President and CEO David Moon has decided to accelerate the timing of his previously announced retirement. The Board thanks Mr. Moon for his contribution to the company and wishes him well in retirement.
As previously announced, the Board has engaged a leading executive search firm to conduct a search for the company's next CEO and will evaluate all qualified candidates, internal and external.
Mr. Buehler brings deep familiarity with Energy Recovery and the water industry. He served as Energy Recovery’s CFO from 2011 to 2014 and is a current member of Energy Recovery’s Board. Mr. Buehler most recently served as CEO of Integrated Water Services and earlier as Interim CEO of LiqTech International, which specializes in advanced membranes and filters composed of silicon carbide ceramics. He currently serves as Chairman of the Board for LiqTech Systems and previously served as a Board member for Viscount Systems.
Mr. Buehler received a Bachelor of Science in civil engineering from the United States Military Academy at West Point and an MBA from the Wharton School at the University of Pennsylvania.
Mr. Buehler will retain his Board seat but step down from his positions on the Compensation and Audit Committees, including his role as Audit Chair. Director Arve Hanstveit has been appointed as Audit Chair.

About Energy Recovery
Energy Recovery (Nasdaq: ERII) designs and manufactures world-class energy-saving technology for critical infrastructure that communities rely on every day, driving a more resilient and sustainable future. Grounded in more than 30 years of leadership in the desalination industry, today we use our proprietary pressure exchanger technology to help customers in multiple industries improve their operations and lower their emissions. Headquartered in the San Francisco Bay Area, we operate manufacturing and R&D facilities throughout California, with sales and on-site technical support available globally.
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